EXHIBIT 10(i)
(Effective January 1, 2015)
MANAGEMENT INCENTIVE PLAN
1.         GENERAL
1.1       The purpose of the Management Incentive Plan (MIP) is to focus management attention on the planning and execution of activities that are critical to Graybar's success and to reward individuals and units that contribute to improved Corporate performance.
1.2         The manner in which MIP is determined and distributed to participants is set forth in this Instruction.
1.3         This plan shall be referred to as the Management Incentive Plan or MIP; however, since it covers Corporate, region, district and branch participants, it may be helpful to refer to the Corporate, region, district or branch incentive portion of the plan when discussing specific units or report measurements.
2.         PARTICIPATION IN THE PLAN
2.1         Employees who are in positions that have MIP Guideline Incentives (as defined in the Company compensation structure) are eligible to participate in the plan and to receive an annual Incentive Award payment, with the following exceptions and limitations:
2.1.1   To qualify for an Incentive Award for any calendar year, the employee must remain in the service of the Company through December 31 of that calendar year. If an employee terminates before December 31, that employee will forfeit his/her MIP payment for that year. Payment of the employee's salary through the last day of employment with the Company fully discharges the Company's obligation with respect to compensation. Exceptions will be made in the event of death or retirement on a Service Pension.
2.1.2   If the employee is absent from work during the incentive year in excess of 22 working days, the District Vice President will submit a recommendation to the President through the Senior Vice President or appropriate Officer as to whether any or all of the excess absence should be included in the computation of the employee's Incentive Award. Applicable legal regulations and requirements will be followed.
2.1.3   An employee who ceases to be a participant because of demotion or leaves of absence during the calendar year will have no claim to an Incentive Award, except for the period of active participation during the incentive year, or as granted in accordance with paragraph 2.1.2 above.
2.1.4   Participants in MIP are eligible to earn an Incentive Award beginning with the first day of assignment.
2.1.4.1            Employees who participate in MIP and whose job/position assignment changes will continue participation in their former position through the last day of assignment and begin MIP participation in the new position on the first day of reassignment.
2.1.5   In cases of death or retirement on a Service Pension, MIP will be based on eligible compensation earned prior to the effective date of the applicable event.
3.         DETERMINATION OF INCENTIVE AWARDS
3.1         Each member's Guideline Incentive will be expressed in dollars computed by multiplying the member's guideline percentage (indicated in the Company compensation structure) by the member's eligible annual base salary earnings for the incentive year. MIP employees receiving overtime will have MIP based on eligible base pay and overtime earnings. Actual incentives paid may vary from Guideline Incentive amounts based on the performance of the branch, district, or corporation.
3.2         Incentive Awards described in Section 5 will be based on individual guideline incentives and the performance of the employee's organizational unit. For branch participants, the organizational unit will be the branch including its sub-branch(es) or branch group. Branch, district, region and Corporate participants will be compensated under the Management Incentive Plan as outlined in the following paragraphs.
3.3         Participants having responsibility in more than one district or branch will have their Guideline Incentive allocated to districts or branches based on either budgeted sales or as directed by the District Vice President or appropriate Officer. (See paragraph 5.5.)
3.4         Upon the recommendation of the District Vice President and approval by their Regional Vice President and the President, certain expenses related to specific customer market expansion may be adjusted from a location's actual net profit when making incentive award calculations.

3.4.1   Such expenses shall be submitted in writing by the District Vice President to their Regional Vice President along with the market expansion plan for the applicable location.
3.4.2   No expenditure to be considered for adjustment shall be made by the district until the plan has been approved by their Regional Vice President and the President.
3.4.3   Expenses eligible for adjustment shall be limited to the current year. Expenses associated with multi-year initiatives are reviewed and approved annually by the Regional Vice President for the current year.
3.4.4   The Manager Accounting & Financial Analysis shall keep complete details of eligible expenses and submit them to the Controller with a copy to the Regional Vice President as part of the year-end closing work. The Company reserves the right to reject any or all expenses submitted by the district, if it is determined by the Regional Vice President that the district has failed to adequately implement the approved market expansion plan(s).
3.4.5   The amount of the MIP adjustment shall be limited to the total amount approved.
3.4.6   After review by the Controller, details outlining the adjustment shall be forwarded to the Human Resources Service Center for adjustment to the applicable location's actual net profit for MIP calculation purposes. Approved adjustments may be included in branch, district, region and Corporate MIP calculations.
3.5         Upon the recommendation of the District Vice President and approval by their Regional Vice President and the President, net profits for Districts opening a new branch(es) may be adjusted to exclude the net profits of the new branch house(s) if they have an adverse effect on MIP awards.
4.         FINAL PERFORMANCE INDEX FOR NET PROFIT, GROSS MARGIN, AND SALES PERFORMANCE
4.1         For all participants, the Final Performance Index shall be calculated as determined from time to time by the Board of Directors, provided that such calculations are communicated in accordance with Section 8 when applicable.
5.         DETERMINATION OF INDIVIDUAL INCENTIVE AWARDS
5.1         Corporate
5.1.1   Awards to Corporate participants will be based on their Guideline Incentive (eligible salary multiplied by the applicable guideline percentage) multiplied by the Corporate Final Performance Index. The Corporate Final Performance Index shall be based on the consolidated financial performance of the Company as determined from time to time in accordance with guidelines adopted by the Board.

5.2	Region

5.2.1
Awards to regional leadership participants (Regional Vice Presidents) will be based on their Guideline Incentive (eligible salary multiplied by guideline percentage) multiplied by the Final Performance Index for the districts in their respective region.

5.3         District
5.3.1   Awards to district participants will be based on their Guideline Incentive (eligible salary multiplied by guideline percentage) multiplied by the Final Performance Index for their respective district(s).
5.4         Branch
5.5.1   Awards to branch participants will be based on their Guideline Incentive (eligible salary multiplied by guideline percentage) multiplied by the Branch Final Performance Index for their respective branch(es). MIP eligible earnings include overtime for MIP participants who receive overtime.
5.5         A district or branch participant who has responsibility in more than one district or branch will have his/her Guideline Incentive allocated to the district or branch on the basis of either budgeted sales or as directed by the District Vice President or appropriate Officer. (See paragraph 3.3.)
5.6         No participant will receive an award in excess of the maximum of applicable total points multiplied by his/her Guideline Incentive.
5.7         Awards for each year, subject to the provisions of this Plan, will be paid no later than March 15 of the following year.

5.8         A District Vice President and a Senior Vice President or appropriate Officer will approve all individual awards. The President will also approve all awards and may make any adjustments deemed appropriate.
6.         PRESIDENT'S DISCRETIONARY FUNDS
6.1         The President will have an MIP Discretionary Fund equivalent to a set percentage of the total Guideline Incentives for all participants.
6.2         The President shall annually request of each Officer recommendations for discretionary payments to any MIP participant or group of MIP participants.
6.3         The appropriate Officer may recommend discretionary payments to any participant or group of participants. Such awards shall not cause any individual to exceed the maximum of applicable total points multiplied by his/her Guideline Incentive.
6.3.1   These discretionary payments may include but are not limited to participants who transfer between branches or districts who may be paid the greater of the actual MIP earned or the MIP that would have been earned had they remained in the old unit for the entire year.
6.4         The appropriate Officer may recommend that a discretionary award, subject to limitations, be awarded to a Branch to cover unusual situations or exceptional performance.
6.5         It is not required that any or all Discretionary Funds be awarded. The total amount disbursed by the President will be reported to the Board of Directors.
7.         MODIFICATION OF THE PLAN
7.1         The Company reserves the right to withdraw from this Plan, at any time, any line of merchandise that it sees fit for any reason. In case of the withdrawal of any line as provided for above, sales and profits will be adjusted to eliminate the line or lines of merchandise withdrawn and the adjusted sales and profits as approved by the Controller will be the sales and profits on which compensation will be based.
7.2         The Company reserves the right to establish different incentive targets for districts and branches that budget to produce negative or marginal net profit. Such special arrangements will be recommended by the Compensation Committee for approval by the President. Affected personnel will be notified in writing of the revised plan by January 31 of the incentive year.
7.3         The awards as computed under this Plan will be reviewed by the District Vice Presidents and Officers, who may recommend adjustments to the President. The President is authorized to make any adjustments necessary to correct distortions in unit or individual awards.
7.4         Notwithstanding any of the provisions of this Plan, the Company reserves the right to withdraw or to modify in whole or in part this Management Incentive Plan at any time. Notice of such modification or withdrawal would be given in writing to the employees covered by the Plan.
8.         COMMUNICATION OF THE PLAN
8.1         District Vice Presidents will communicate this Plan to all employees who come under its provisions. As soon as the Plan has been read to or by an employee, the employee will sign a statement acknowledging that he/she fully understands the Management Incentive Plan and agrees to its provisions. Such statements will be signed on G. I. 16.3 Attachment A and will be retained in the District Vice President's files for review by Internal Auditors.
8.2         It is important that all participants fully understand both how their incentive pay is determined and how their performance can affect the performance of the unit. Whether understanding is achieved through group or individual meetings is at the discretion of the District Vice President.
9.         TERM OF PLAN
9.1         This Plan supersedes and replaces all Management Incentive Plans previously issued. It will remain effective for each succeeding year until terminated. The procedure outlined in Section 8 above will be followed with the issuance of this Instruction and whenever a new member comes under its provisions.
9.2         Questions regarding interpretation or application of these instructions should be referred to the Senior Vice President-Human Resources.
K. M. MAZZARELLA
President

Approved by the Board of Directors December 11, 2014